  Exhibit 99.1

American Resources Corporation Engages Engineering and
Manufacturing Expert To Design, Build and Provide Operational
Support of Rare Earth Element Purification Facility

William E. Smith III will advise the Company on the development of rare earth element processing using ligand-assisted chromatography; An environmentally safer method of rare earth and critical material separation and purification

Company to supply the electrification market with isolated pure rare earth elements from domestic sources

February 9, 2021 | Source: American Resources Corporation

FISHERS, INDIANA / ACCESSWIRE / February 9, 2021 / American Resources Corporation (NASDAQ:AREC) (“American Resources” or the “Company”), a next generation and socially responsible supplier of raw materials to the new infrastructure marketplace, today announced that they have engaged technology veteran William E. Smith III to lead the design, build and operation phase of its rare earth and critical mineral purification facilities utilizing ligand assisted displacement (“LAD”) chromatography technology, which was recently licensed in partnership with Hasler Ventures and Purdue University.

Mr. Smith, president of CMID, Inc, gained his experience during his thirty-three year career at Eli Lilly and Co. (LLY) overseeing technical support of their worldwide manufacturing facilities and responsible for worldwide planning, design, and construction of capital projects. During his tenure at Eli Lilly, he was intimately involved with the chromatography process including the engineering, building out of their facilities and manufacturing operations. Mr. Smith received his Bachelor of Science in Chemical Engineering from Purdue University and is the recipient of the school’s Distinguished Engineering Alumnus Award.

“I am extremely excited to work with the American Resources and American Rare Earth team and with the members of their process chain to implement their vision of domestic rare earth element (“REE”) purification. The chromatography technology developed by Purdue for this process is one that I am confident will be successful given my years of experience in the field. Our goal is to demonstrate globally that we supply the electrification market with isolated pure rare earth elements from domestic sources.” stated Bill Smith.

The Company’s REE purification facility will leverage LAD chromatography through its previously announced, exclusively licensed, and was developed at Purdue University. Its technology is being designed to handle a multitude of feedstocks, including recycled permanent magnets, batteries, as well as various coal waste and coal byproducts, and is a significantly environmentally safer purification process compared to conventional solvent-based extraction methods. The facility represents the final stage of American Resources Corporation’s REE process chain, defined as “Capture. Process. Purify.”, enabling the Company to commercially produce rare earth oxides, lithium, and cobalt from domestic sources. The facility will allow American Resources Corporation to be the first mover to purify and isolate the elements for sale directly to permanent magnet and battery manufacturers in the United States. The facility is being designed to be a scalable and expandable to full commercial stage. The Company is currently evaluating a targeted list of sites to accommodate the facility.

Mark Jensen, CEO of American Resources said, “Bringing Bill in to oversee and rapidly implement the design, build and operations of our rare earth element purification facility is incredibly exciting. Bill brings unparalled experience, an in-depth knowledge of the chromatography technology we have acquired from Purdue, and has a deep, long-standing relationship with the university. There is no doubt in my mind that he is the perfect person to oversee this exciting project which is critically important to restoring our domestic rare earth supply chain.”

American Resources Corporation, with its three divisions, American Carbon, American Rare Earth and American Metals is built to leverage the growth of infrastructure and electrification markets that are predicted to see significant expansion over the next decade. The current administration in United States has stated its intention to advance a green economy, which will require substantial infrastructure redevelopment and a significant spend on U.S. produced steel as well as growth in the electric vehicle fleet.

About American Resources Corporation
American Resources Corporation is a next-generation, environmentally and socially responsible supplier of high-quality raw materials to the new infrastructure market. The Company is focused on the extraction and processing of metallurgical carbon, an essential ingredient used in steelmaking, critical and rare earth minerals for the electrification market, and reprocessed metal to be recycled. American Resources has a growing portfolio of operations located in the Central Appalachian basin of eastern Kentucky and southern West Virginia where premium quality metallurgical carbon and rare earth mineral deposits are concentrated.

American Resources has established a nimble, low-cost business model centered on growth, which provides a significant opportunity to scale its portfolio of assets to meet the growing global infrastructure and electrification markets while also continuing to acquire operations and significantly reduce their legacy industry risks. Its streamlined and efficient operations are able to maximize margins while reducing costs. For more information visit americanresourcescorp.com or connect with the Company on Facebook, Twitter, and LinkedIn.

Special Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that could cause the Company’s actual results, performance, or achievements or industry results to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. These statements are subject to a number of risks and uncertainties, many of which are beyond American Resources Corporation’s control. The words “believes”, “may”, “will”, “should”, “would”, “could”, “continue”, “seeks”, “anticipates”, “plans”, “expects”, “intends”, “estimates”, or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that the projected results or events will be achieved.

PR Contact
Precision Public Relations
Matt Sheldon
917-280-7329
matt@precisionpr.co

Investor Contact:
JTC Team, LLC
Jenene Thomas
833-475-8247
arec@jtcir.com

RedChip Companies Inc.
Todd McKnight
1-800-RED-CHIP (733-2447)
Info@redchip.com

Company Contact:
Mark LaVerghetta
Vice President of Corporate Finance and Communications
317-855-9926 ext. 0
investor@americanresourcescorp.com